Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

CAMAC Petroleum Limited

CAMAC Energy Ltd.

CAMAC Energy Kenya Limited

CAMAC Energy Gambia A5 Ltd.

CAMAC Energy Gambia A2 Ltd.

CAMAC Sierra Leone Limited

CAMAC Energy International Ltd.

CAMAC Energy Ghana Limited